Exhibit 99.1

Gibraltar Industries Announces Planned Retirement of President and COO Henning Kornbrekke at Year-End 2013

Buffalo, New York, August 12, 2013 – Gibraltar Industries, Inc. (Nasdaq: ROCK), today announced that President and Chief Operating Officer Henning Kornbrekke will retire from the company at the end of 2013. Gibraltar has retained Korn/Ferry International to assist the board of directors in its search for a replacement.

Kornbrekke has served as Gibraltar’s president and chief operating officer since 2004, after joining the company as president of its Building Products Group in 2002.

“Henning Kornbrekke has done an outstanding job as Gibraltar’s President and COO and has been a trusted confidant to me and a friend as well during the past twelve years,” said Brian J. Lipke, Chairman and Chief Executive Officer. “His dedication and loyalty to the company during both the good times and challenging times are greatly appreciated. Henning’s years of service to Gibraltar leave a solid foundation along with a metrics-driven operational structure to build upon. We wish him good health and happiness during a richly deserved retirement.”

“I will look back at my 12 years with Gibraltar with a deep sense of satisfaction,” Kornbrekke said. “Not only have I had the honor to get to know and work with an extraordinarily talented and dedicated team, but I believe that working together we have put the company in a solid position to continue its tradition of growth, evolution and shareholder value creation. I look forward to continuing to work with my fellow team members in the upcoming months as we strive to position Gibraltar for profitable growth.”

About Gibraltar

Gibraltar Industries is a leading manufacturer and distributor of building products, focused on residential and low-rise commercial building markets, as well as industrial and infrastructure markets. The Company generates more than 80% of its sales from products that hold leading positions in their markets, and serves customers across North America and Europe. Gibraltar’s strategy is to grow organically by expanding its product portfolio and penetration of existing customer accounts, while broadening its market and geographic coverage through the acquisition of companies with leadership positions in adjacent product categories. Comprehensive information about Gibraltar can be found on its website at http://www.gibraltar1.com.

Safe Harbor Statement

Information contained in this news release, other than historical information, contains forward-looking statements and is subject to a number of risk factors, uncertainties, and assumptions. Risk factors that could affect these statements include, but are not limited to, the following: the availability of raw materials and the effects of changing raw material prices on the Company’s results of operations; energy prices and usage; changing demand for the Company’s products and services; changes in the liquidity of the capital and credit markets; risks associated with the integration of acquisitions; and changes in interest and tax rates. In addition, such forward-looking statements could also be affected by general industry and market conditions, as well as general economic and political conditions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law or regulation.

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